EXHIBIT 99.1

BT Brands Terminates Merger Agreement with Aero Velocity and Reaffirms Commitment to Maximizing Shareholder Value

MINNETONKA, Minn. --(BUSINESS WIRE)-- May 7, 2026 — BT Brands, Inc. (Nasdaq: BTBD and BTBDW) (“BT Brands” or the “Company”) today announced that it has filed a Current Report on Form 8-K regarding the termination of the previously announced Agreement and Plan of Merger with Aero Velocity Inc. (“Aero”).

The merger agreement was terminated upon expiration of the contractual term set forth in the Merger Agreement, as the registration statement relating to the proposed transaction was required to be declared effective by the U.S. Securities and Exchange Commission (“SEC”) by April 30, 2026. The termination was effected in accordance with the terms of the merger agreement.

BT Brands determined that terminating the merger agreement was in the best interests of the Company and its shareholders. Following the termination, the Company has no agreement or arrangement with Aero Velocity and is no longer pursuing the previously proposed transaction.

Gary Copperud, Chief Executive Officer of BT Brands, said: “After careful evaluation, the Board and management concluded that terminating the merger agreement was in the best interests of BT Brands shareholders. While we appreciated the opportunity to explore a potential transaction with Aero Velocity, our priority remains maximizing long-term shareholder value.”

BT Brands intends to continue evaluating opportunities to enhance shareholder value while remaining focused on improving restaurant profitability, strengthening cash flow, and maintaining balance sheet flexibility.

Additional information regarding the termination of the merger agreement is contained in the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2026.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s plans, objectives, strategic alternatives, future operating performance, and efforts to enhance shareholder value.

Forward-looking statements are based on management’s current expectations and assumptions. They are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks related to market conditions, operating performance, capital allocation decisions, strategic initiatives, and the risks described in BT Brands’ SEC filings available at www.sec.gov.

These statements speak only as of the date hereof, and the Company disclaims any obligation to update them except as required by law.

CONTACT FOR FURTHER INFORMATION:

Kenneth Brimmer

612-229-8811